Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
Fax: 203 622 6080
unitedrentals.com

United Rentals Announces Third Quarter 2015 Results
Reaffirms Full Year Outlook

STAMFORD, Conn. – October 21, 2015 – United Rentals, Inc. (NYSE: URI) today announced financial results for the third quarter 2015. Total revenue was $1.550 billion and rental revenue was $1.326 billion, compared with $1.544 billion and $1.315 billion, respectively, for the same period last year. On a GAAP basis, the company reported third quarter net income of $215 million, or $2.25 per diluted share, compared with $192 million, or $1.84 per diluted share, for the same period last year.

Adjusted EPS1 for the quarter was $2.57 per diluted share, compared with $2.20 per diluted share for the same period last year. Adjusted EBITDA2 was $780 million and adjusted EBITDA margin was a quarterly company record at 50.3%, an increase of $19 million and 100 basis points, respectively, from the same period last year.

Third Quarter 2015 Highlights

•
Rental revenue (which includes owned equipment rental revenue, re-rent revenue and ancillary items) increased 0.8% year-over-year.[3] Within rental revenue, owned equipment rental revenue increased 1.0%, reflecting a year-over-year increase of 2.4% in the volume of equipment on rent, partially offset by a 0.1% decrease in rental rates.

•	The company’s Trench Safety and Power & HVAC businesses' rental revenue increased by a combined 17.9% year-over-year, primarily on a same store basis.

•	Return on invested capital was 8.9% for the 12 months ended September 30, 2015, an increase of 0.5 percentage points from the 12 months ended September 30, 2014.

•	Time utilization decreased 150 basis points year-over-year to 70.0%. Excluding the branches with the most exposure to upstream oil and gas, time utilization decreased 60 basis points year-over-year.

•	The company generated $141 million of proceeds from used equipment sales at an adjusted gross margin of 44.0%, compared with $140 million and 47.9% for the same period last year.[4]

_______________

1.
Adjusted EPS is a non-GAAP measure that excludes the impact of the following special items: (i) merger related costs; (ii) restructuring charge; (iii) impact on interest expense related to fair value adjustment of acquired RSC indebtedness; (iv) impact on depreciation related to acquired RSC fleet and property and equipment; (v) impact of the fair value mark-up of acquired RSC fleet; (vi) merger related intangible asset amortization and (vii) loss on repurchase/redemption of debt securities and amendment of ABL facility. See table below for amounts.

2.
Adjusted EBITDA is a non-GAAP measure that excludes the impact of the following special items: (i) merger related costs; (ii) restructuring charge; (iii) impact of the fair-value mark up of acquired RSC fleet and (iv) stock compensation expense, net. See table below for amounts.

3.	The 0.8% rental revenue increase includes an adverse impact from currency. Excluding this impact, rental revenue would have increased 2.7% year-over-year.

4.	Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC fleet that was sold.

CEO Comments
Michael Kneeland, chief executive officer of United Rentals, said, "The third quarter unfolded much as we had anticipated. We delivered a robust performance in our Trench Safety and Power & HVAC businesses, aided by cross-selling. As expected, we saw rate and time pressure on our general rental business from the continued impact of upstream oil and gas activity and a weak Canadian dollar. We ran our operations with great cost discipline in this environment, generating solid financial results and strong free cash flow. Our EBITDA margin, at over 50%, was the highest of any quarter in our company’s history."
Kneeland continued, "Based on our year-to-date performance, and our visibility into fourth quarter, we’ve reaffirmed our full year outlook for 2015. We’re now in the midst of planning for 2016, which we believe will be another solid year of industry growth. This is supported by customer optimism and industry forecasts for 2016 and several years beyond. All of these factors, as well as the timing of current headwinds, will shape how we manage capex, rates and utilization in the coming year."
Nine Months 2015 Highlights

•	Total revenue was $4.294 billion and rental revenue was $3.671 billion, compared with $4.121 billion and $3.499 billion, respectively, for the same period last year.

•
Rental revenue increased 4.9% year-over-year.[5] Within rental revenue, owned equipment rental revenue increased 5.1%, reflecting year-over-year increases of 4.2% in the volume of equipment on rent and 1.3% in rental rates.[6]

•	The company’s Trench Safety and Power & HVAC businesses' rental revenue increased by a combined 23.7% year-over-year, primarily on a same store basis.

•	Adjusted EBITDA was $2.088 billion and adjusted EBITDA margin was 48.6%, an increase of $145 million and 150 basis points, respectively, from the same period last year.

•	Time utilization decreased 120 basis points year-over-year to 67.0%. Excluding the branches with the most exposure to upstream oil and gas, time utilization decreased 30 basis points year-over-year.

•	The company generated $381 million of proceeds from used equipment sales at an adjusted gross margin of 48.0%, compared with $388 million and 48.5% for the same period last year.

•	Flow-through, which represents the year-over-year change in adjusted EBITDA divided by the year-over-year change in total revenue, was 83.8%.
2015 Outlook
The Company has reaffirmed the following full year outlook:

Total revenue	$5.8 billion to $5.9 billion
Adjusted EBITDA	$2.80 billion to $2.85 billion
Increase in rental rates (year-over-year)	Approximately 0.5%
Time utilization	Approximately 67.5%
Net rental capital expenditures after gross purchases	Approximately $1.1 billion, after gross purchases of approximately $1.6 billion
Free cash flow (excluding the impact of merger and restructuring related costs)	$725 million to $775 million

______________

5.	The 4.9% rental revenue increase includes an adverse impact from currency. Excluding this impact, rental revenue would have increased 6.5% year-over-year.

6.
On April 1, 2014, the company acquired certain assets of the following four entities: National Pump & Compressor, Ltd., Canadian Pump and Compressor Ltd., GulfCo Industrial Equipment, LP and LD Services, LLC (collectively “National Pump”). National Pump is included in the company's results subsequent to the acquisition date. Excluding the impact of the National Pump acquisition, rental revenue for the first nine months of 2015 increased 4.0% year-over-year.

Free Cash Flow and Fleet Size

For the first nine months of 2015, free cash flow was $508 million, after total rental and non-rental gross capital expenditures of $1.501 billion. By comparison, free cash flow for the first nine months of 2014 was $312 million after total rental and non-rental gross capital expenditures of $1.568 billion.7
The size of the rental fleet was $8.95 billion of original equipment cost at September 30, 2015, compared with $8.44 billion at December 31, 2014. The age of the rental fleet was 41.9 months on an OEC-weighted basis at September 30, 2015, compared with 43.0 months at December 31, 2014.

Share Repurchase Programs

As of September 30, 2015, the company has repurchased $740 million of common stock as part of the $750 million share repurchase program that was announced in December 2014. The company expects to complete the program in 2015. Upon its completion, the company expects to begin the new $1 billion share repurchase program that was announced in July 2015. The company intends to complete the new $1 billion share repurchase program within 18 months of its initiation.

Return on Invested Capital (ROIC)

Return on invested capital was 8.9% for the 12 months ended September 30, 2015, an increase of 0.5 percentage points from the 12 months ended September 30, 2014. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.8

Conference Call

United Rentals will hold a conference call tomorrow, Thursday, October 22, 2015, at 11:00 a.m. Eastern Time. The conference call number is 866-227-1582. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 703-925-2533, passcode is 1664054.

_______________

7.	Free cash flow for the first nine months of 2015 and 2014 includes aggregate merger and restructuring related payments of $3 million and $16 million, respectively.

8.
When adjusting the denominator of the ROIC calculation to also exclude average goodwill, ROIC was 12.0% for the 12 months ended September 30, 2015, an increase of 0.6 percentage points from the 12 months ended September 30, 2014.

Non-GAAP Measures

Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired RSC fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on interest expense related to the fair value adjustment of acquired RSC indebtedness, the impact on depreciation related to acquired RSC fleet and property and equipment, the impact of the fair value mark-up of acquired RSC fleet, merger related intangible asset amortization and the loss on repurchase/redemption of debt securities and amendment of ABL facility. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow and adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 900 rental locations in 49 states and 10 Canadian provinces. The company’s approximately 12,700 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,300 classes of equipment for rent with a total original cost of $8.95 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) a slowdown in the recovery of North American construction and industrial activities, which decreased during the economic downturn and significantly affected our revenues and profitability, or a slowdown in the energy sector, in general, could reduce demand for equipment and prices that we can charge; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (6) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (8) a decrease in levels of infrastructure spending, including lower than expected government funding for construction projects; (9) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (10) our rates and time utilization being less than anticipated; (11) our inability to manage credit risk adequately or to collect on contracts with customers; (12) our inability to access the capital that our business or growth plans may require; (13) the incurrence of impairment charges; (14) our dependence on distributions from subsidiaries as a result of our holding company structure and the fact that such distributions could be limited by contractual or legal restrictions; (15) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (16) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (17) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (18) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (19) management turnover and inability to attract and retain key personnel; (20) our costs being more than anticipated and/or the inability to realize expected savings in the amounts or time frames planned; (21) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (22) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (23) competition from existing and new competitors; (24) security breaches, cybersecurity attacks and other significant disruptions in our information technology systems; (25) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk; (26) labor difficulties and labor-based legislation affecting our labor relations and operations generally; and (27) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2014, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Equipment rentals	$1,326	$1,315	$3,671	$3,499
Sales of rental equipment	141	140	381	388
Sales of new equipment	38	42	110	105
Contractor supplies sales	21	23	60	64
Service and other revenues	24	24	72	65
Total revenues	1,550	1,544	4,294	4,121
Cost of revenues:
Cost of equipment rentals, excluding depreciation	470	480	1,359	1,336
Depreciation of rental equipment	249	236	724	682
Cost of rental equipment sales	85	82	217	227
Cost of new equipment sales	31	33	91	84
Cost of contractor supplies sales	15	16	42	44
Cost of service and other revenues	10	9	29	23
Total cost of revenues	860	856	2,462	2,396
Gross profit	690	688	1,832	1,725
Selling, general and administrative expenses	178	194	534	549
Merger related costs	—	4	(26)	13
Restructuring charge	—	(2)	1	(2)
Non-rental depreciation and amortization	66	70	202	200
Operating income	446	422	1,121	965
Interest expense, net	107	124	460	436
Other income, net	(1)	(5)	(10)	(10)
Income before provision for income taxes	340	303	671	539
Provision for income taxes	125	111	255	193
Net income	$215	$192	$416	$346
Diluted earnings per share	$2.25	$1.84	$4.27	$3.29

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	September 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$171	$158
Accounts receivable, net	994	940
Inventory	77	78
Prepaid expenses and other assets	58	122
Deferred taxes	126	248
Total current assets	1,426	1,546
Rental equipment, net	6,438	6,008
Property and equipment, net	436	438
Goodwill	3,257	3,272
Other intangible assets, net	948	1,106
Other long-term assets	93	97
Total assets	$12,598	$12,467
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$639	$618
Accounts payable	475	285
Accrued expenses and other liabilities	403	575
Total current liabilities	1,517	1,478
Long-term debt	7,876	7,434
Deferred taxes	1,653	1,692
Other long-term liabilities	55	65
Total liabilities	11,101	10,669
Temporary equity	—	2
Common stock	1	1
Additional paid-in capital	2,235	2,168
Retained earnings	919	503
Treasury stock	(1,440)	(802)
Accumulated other comprehensive loss	(218)	(74)
Total stockholders’ equity	1,497	1,796
Total liabilities and stockholders’ equity	$12,598	$12,467

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cash Flows From Operating Activities:
Net income	$215	$192	$416	$346
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	315	306	926	882
Amortization of deferred financing costs and original issue discounts	3	4	8	14
Gain on sales of rental equipment	(56)	(58)	(164)	(161)
Gain on sales of non-rental equipment	(2)	(3)	(6)	(7)
Stock compensation expense, net	12	17	37	48
Merger related costs	—	4	(26)	13
Restructuring charge	—	(2)	1	(2)
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	5	123	80
Excess tax benefits from share-based payment arrangements	(57)	—	(57)	—
Increase in deferred taxes	24	77	94	134
Changes in operating assets and liabilities:
Increase in accounts receivable	(109)	(107)	(72)	(99)
Decrease (increase) in inventory	3	8	—	(23)
Decrease in prepaid expenses and other assets	20	15	17	10
(Decrease) increase in accounts payable	(206)	(118)	195	197
Increase in accrued expenses and other liabilities	145	72	65	34
Net cash provided by operating activities	307	412	1,557	1,466
Cash Flows From Investing Activities:
Purchases of rental equipment	(409)	(456)	(1,425)	(1,484)
Purchases of non-rental equipment	(26)	(32)	(76)	(84)
Proceeds from sales of rental equipment	141	140	381	388
Proceeds from sales of non-rental equipment	6	8	14	26
Purchases of other companies, net of cash acquired	(28)	4	(86)	(752)
Net cash used in investing activities	(316)	(336)	(1,192)	(1,906)
Cash Flows From Financing Activities:
Proceeds from debt	1,546	1,135	7,453	5,911
Payments of debt	(1,446)	(1,060)	(7,093)	(5,082)
Payment of contingent consideration	—	—	(52)	—
Payments of financing costs	(1)	—	(27)	(22)
Proceeds from the exercise of common stock options	—	—	1	2
Common stock repurchased	(166)	(152)	(667)	(399)
Cash received in connection with the 4 percent Convertible Senior Notes and related hedge, net	—	6	—	31
Excess tax benefits from share-based payment arrangements	57	—	57	—
Net cash (used in) provided by financing activities	(10)	(71)	(328)	441
Effect of foreign exchange rates	(10)	(7)	(24)	(8)
Net (decrease) increase in cash and cash equivalents	(29)	(2)	13	(7)
Cash and cash equivalents at beginning of period	200	170	158	175
Cash and cash equivalents at end of period	$171	$168	$171	$168
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$25	$24	$55	$60
Cash paid for interest	51	91	304	315

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2015	2014	Change	2015	2014	Change
General Rentals
Reportable segment equipment rentals revenue	$1,120	$1,127	(0.6)%	$3,144	$3,079	2.1%
Reportable segment equipment rentals gross profit	500	496	0.8%	1,339	1,266	5.8%
Reportable segment equipment rentals gross margin	44.6%	44.0%	0.6pp	42.6%	41.1%	1.5pp
Trench, Power and Pump
Reportable segment equipment rentals revenue	$206	$188	9.6%	$527	$420	25.5%
Reportable segment equipment rentals gross profit	107	103	3.9%	249	215	15.8%
Reportable segment equipment rentals gross margin	51.9%	54.8%	(2.9pp)	47.2%	51.2%	(4.0pp)
Total United Rentals
Total equipment rentals revenue	$1,326	$1,315	0.8%	$3,671	$3,499	4.9%
Total equipment rentals gross profit	607	599	1.3%	1,588	1,481	7.2%
Total equipment rentals gross margin	45.8%	45.6%	0.2pp	43.3%	42.3%	1.0pp

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Numerator:
Net income available to common stockholders	$215	$192	$416	$346
Denominator:
Denominator for basic earnings per share—weighted-average common shares	94.2	98.5	96.0	96.9
Effect of dilutive securities:
Employee stock options and warrants	0.3	0.4	0.3	0.4
4 percent Convertible Senior Notes	0.6	4.7	0.8	7.6
Restricted stock units	0.1	0.5	0.2	0.5
Denominator for diluted earnings per share—adjusted weighted-average common shares	95.2	104.1	97.3	105.4
Diluted earnings per share	$2.25	$1.84	$4.27	$3.29

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on rental depreciation related to acquired RSC fleet and property and equipment, impact of the fair value mark-up of acquired RSC fleet, impact on interest expense related to fair value adjustment of acquired RSC indebtedness, restructuring charge, and loss on repurchase/redemption of debt securities and amendment of ABL facility. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Earnings per share - GAAP, as reported	$2.25	$1.84	$4.27	$3.29
After-tax impact of:
Merger related costs (1)	—	0.02	(0.17)	0.08
Merger related intangible asset amortization (2)	0.28	0.29	0.87	0.80
Impact on depreciation related to acquired RSC fleet and property and equipment (3)	—	(0.01)	(0.02)	(0.02)
Impact of the fair value mark-up of acquired RSC fleet (4)	0.04	0.05	0.12	0.16
Impact on interest expense related to fair value adjustment of acquired RSC indebtedness (5)	—	—	(0.02)	(0.02)
Restructuring charge (6)	—	(0.01)	0.01	(0.01)
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	0.02	0.78	0.46
Earnings per share - adjusted	$2.57	$2.20	$5.84	$4.74

(1)
Reflects transaction costs associated with the 2012 RSC acquisition and the April 2014 National Pump acquisition. The income for the nine months ended September 30, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Reflects the amortization of the intangible assets acquired in the RSC and National Pump acquisitions.

(3)	Reflects the impact of extending the useful lives of equipment acquired in the RSC acquisition, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

(5)	Reflects a reduction of interest expense associated with the fair value mark-up of debt acquired in the RSC acquisition.

(6)	Primarily reflects branch closure charges associated with the RSC acquisition and our closed restructuring program.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired RSC fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income	$215	$192	$416	$346
Provision for income taxes	125	111	255	193
Interest expense, net	107	124	460	436
Depreciation of rental equipment	249	236	724	682
Non-rental depreciation and amortization	66	70	202	200
EBITDA (A)	$762	$733	$2,057	$1,857
Merger related costs (1)	—	4	(26)	13
Restructuring charge (2)	—	(2)	1	(2)
Stock compensation expense, net (3)	12	17	37	48
Impact of the fair value mark-up of acquired RSC fleet (4)	6	9	19	27
Adjusted EBITDA (B)	$780	$761	$2,088	$1,943

A) Our EBITDA margin was 49.2% and 47.5% for the three months ended September 30, 2015 and 2014, respectively, and 47.9% and 45.1% for the nine months ended September 30, 2015 and 2014, respectively.
B) Our adjusted EBITDA margin was 50.3% and 49.3% for the three months ended September 30, 2015 and 2014, respectively, and 48.6% and 47.1% for the nine months ended September 30, 2015 and 2014, respectively.

(1)
Reflects transaction costs associated with the 2012 RSC acquisition and the April 2014 National Pump acquisition. The income for the nine months ended September 30, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Primarily reflects branch closure charges associated with the RSC acquisition and our closed restructuring program.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

UNITED RENTALS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES
TO EBITDA AND ADJUSTED EBITDA
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net cash provided by operating activities	$307	$412	$1,557	$1,466
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(3)	(4)	(8)	(14)
Gain on sales of rental equipment	56	58	164	161
Gain on sales of non-rental equipment	2	3	6	7
Merger related costs (1)	—	(4)	26	(13)
Restructuring charge (2)	—	2	(1)	2
Stock compensation expense, net (3)	(12)	(17)	(37)	(48)
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	(5)	(123)	(80)
Excess tax benefits from share-based payment arrangements	57	—	57	—
Changes in assets and liabilities	279	173	57	1
Cash paid for interest	51	91	304	315
Cash paid for income taxes, net	25	24	55	60
EBITDA	$762	$733	$2,057	$1,857
Add back:
Merger related costs (1)	—	4	(26)	13
Restructuring charge (2)	—	(2)	1	(2)
Stock compensation expense, net (3)	12	17	37	48
Impact of the fair value mark-up of acquired RSC fleet (4)	6	9	19	27
Adjusted EBITDA	$780	$761	$2,088	$1,943

(1)
Reflects transaction costs associated with the 2012 RSC acquisition and the April 2014 National Pump acquisition. The income for the nine months ended September 30, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Primarily reflects branch closure charges associated with the RSC acquisition and our closed restructuring program.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define free cash flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net cash provided by operating activities	$307	$412	$1,557	$1,466
Purchases of rental equipment	(409)	(456)	(1,425)	(1,484)
Purchases of non-rental equipment	(26)	(32)	(76)	(84)
Proceeds from sales of rental equipment	141	140	381	388
Proceeds from sales of non-rental equipment	6	8	14	26
Excess tax benefits from share-based payment arrangements (1)	57	—	57	—
Free cash flow	$76	$72	$508	$312

(1)
The excess tax benefits from share-based payment arrangements result from stock-based compensation windfall deductions in excess of the amounts reported for financial reporting purposes, and are reported as financing cash flows. We added the excess tax benefits back to our calculation of free cash flow to generally classify cash flows from income taxes as operating cash flows. However, these excess tax benefits did not impact free cash flow for the three or nine months ended September 30, 2015, as they do not result in increased cash flows until the associated income taxes are settled.